Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,308 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 August 27, 2026

Market Linked Securities — Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Equally Weighted Basket Consisting of Two ETFs due December 6, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure

A basket comprised of the following basket components and weightings:

50.00% State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF

50.00% State Street® Technology Select Sector SPDR® ETF

(the “Basket”)

Pricing date*	August 31, 2026
Original issue date*	September 3, 2026*
Face amount	$1,000 per security
Maturity payment amount (per security)

●If the ending level is greater than the starting level:

$1,000 plus the lesser of

(i) [$1,000 × basket return × participation rate], and

(ii) the maximum return

●If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

●If the ending level is less than the threshold level:

$1,000 plus [$1,000 × (basket return + buffer amount)]

If the ending level is less than the threshold level, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

Basket return	(ending level – starting level) / (starting level)
Maturity date*	December 6, 2027
Starting level	100.00
Ending level

The “ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50.00% of the component return of the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF and (B) 50.00% of the component return of the State Street® Technology Select Sector SPDR® ETF.

Component return	For each basket component, (final fund price – initial fund price) / initial fund price
Fund closing price:

For each basket component, fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement for principal at risk securities.

Initial fund price	For each basket fund, its closing price on the pricing date
Final fund price	With respect to each basket component, its fund closing price on the calculation day multiplied by the adjustment factor on such day
Adjustment factor:	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting each basket fund
Threshold level	85.00, which is 85% of the starting level
Buffer amount	15%
Maximum return	At least 14.15% of the face amount per security (at least $141.50 per security), to be determined on the pricing date
Participation rate	100%
Calculation day*	December 1, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781D6G8
United states federal income tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The securities
The Basket
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Maturity payment amount per security
$1,000 Face amount
15%
Buffer
$1,141.50 Hypothetical
maximum maturity
payment amount
$150 Minimum maturity
payment amount
-15%
14.15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage change from the starting value to the ending value

If the ending level of the Basket is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount of 15% and will lose some, and up to 85%, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $954.20, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226041976/ms18308_424b2-28124.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will receive less, and up to 85% less, than the face amount of your securities at maturity if the ending level is less than the threshold level.

●The appreciation potential of the securities is limited by the maximum return.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the Basket at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Basket

●Changes in the prices of the basket components may offset each other.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production sector.

●Investing in the securities exposes investors to risks associated with investments with a concentration in the technology sector.

●Adjustments to the basket funds or to the fund underlying indices could adversely affect the value of the securities.

●The performance and market price of a basket fund, particularly during periods of market volatility, may not correlate with the performance of the respective fund underlying index, the performance of the component stocks of the respective fund underlying index or the net asset value per share of such basket fund.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the basket funds.

●Historical prices of the basket components should not be taken as an indication of the future performance of the basket components during the term of the securities.

For more information about the Basket and the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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